Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2025, with respect to the consolidated financial statements of GDS Holdings Limited, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

May 27, 2025